CHENIERE ENERGY, INC.
UP TO 10,000,000 SHARES OF COMMON STOCK

STRATEGIC EQUITY OFFERINGSM

SALES AGREEMENT
September 22, 2011

MILLER TABAK + CO., LLC
331 Madison Avenue
New York, NY 10017

Ladies and Gentlemen:

CHENIERE ENERGY, INC., a Delaware corporation (the “Company”) confirms its agreement (this “Agreement”) with Miller Tabak + Co., LLC (“Miller Tabak”), as follows:
1.Issuance and Sale of Shares. The Company agrees that, in its sole discretion and from time to time during the term of this Agreement, on the terms and subject to the conditions set forth herein, it may issue and sell through Miller Tabak, acting as agent and/or principal, up to 10,000,000 shares (the “Shares”) of the Company's common stock, par value $0.003 (“Common Stock. Notwithstanding anything to the contrary contained herein, the parties hereto agree that compliance with the limitation set forth in this Section 1 on the number of Shares issued and sold under this Agreement shall be the sole responsibility of the Company, and Miller Tabak shall have no obligation in connection with such compliance. The issuance and sale of Shares through Miller Tabak will be effected pursuant to the Registration Statement (as defined below) filed by the Company with the Securities and Exchange Commission (the “Commission”).

The Company has filed, in accordance with the provisions of the Securities Act of 1933, as amended, and the rules and regulations thereunder (collectively, the “Securities Act”), with the Commission a registration statement on Form S-3 (File No. 333-166328), including a base prospectus, relating to certain securities, including the Shares to be issued and sold from time to time by the Company, and which incorporates by reference documents that the Company has filed or will file in accordance with the provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (collectively, the “Exchange Act”). The Company has prepared a prospectus supplement specifically relating to the Shares (the “Prospectus Supplement”) to the base prospectus included as part of such registration statement. The Company has furnished to Miller Tabak, for use by Miller Tabak, copies of the prospectus included as part of such registration statement, as supplemented by the Prospectus Supplement, relating to the Shares. Except where the context otherwise requires, such registration statement, as amended when it became effective, including all documents filed as part thereof or incorporated by reference therein, and including any information contained in a Prospectus (as defined below) subsequently filed with the Commission pursuant to Rule 424(b) under the Securities Act or deemed to be a part of such registration statement pursuant to Rule430B of the Securities Act, is herein called the “Registration

Statement”. The base prospectus, including all documents incorporated therein by reference, included in the Registration Statement, as it may be supplemented by the Prospectus Supplement, in the form in which such prospectus and/or Prospectus Supplement have most recently been filed by the Company with the Commission pursuant to Rule 424(b) under the Securities Act, together with any “issuer free writing prospectus,” as defined in Rule 433 under the Securities Act, relating to the Shares that (i) is required to be filed with the Commission by the Company or (ii) is exempt from filing pursuant to Rule 433(d)(5)(i), in each case in the form filed or required to be filed with the Commission or, if not required to be filed, in the form retained in the Company's records pursuant to Rule 433(g), is herein called the “Prospectus”. Any reference herein to the Registration Statement, the Prospectus or any amendment or supplement thereto shall be deemed to refer to and include the documents incorporated by reference therein, and any reference herein to the terms “amend,” “amendment” or “supplement” with respect to the Registration Statement or the Prospectus shall be deemed to refer to and include the filing after the execution hereof of any document with the Commission deemed to be incorporated by reference therein. For purposes of this Agreement, all references to the Registration Statement, the Prospectus or to any amendment or supplement thereto shall be deemed to include any copy filed with the Commission pursuant to its Electronic Data Gathering Analysis and Retrieval System (“EDGAR”).
2.Placements. Each time that the Company wishes to issue and sell Shares hereunder (each, a “Placement”), it will notify Miller Tabak by email notice (or other method mutually agreed to in writing by the parties) containing the parameters in accordance with which it desires the Shares to be sold, which shall at a minimum include the number of Shares to be issued (the “Placement Shares”), the time period during which sales are requested to be made, any limitation on the number of Shares that may be sold in any one day and any minimum price below which sales may not be made (a “Placement Notice”), a form of which containing such minimum sales parameters necessary is attached hereto as Schedule 1. The Placement Notice shall originate from any of the individuals from the Company set forth on Schedule 2 (with a copy to each of the other individuals from the Company listed on such schedule), and shall be addressed to each of the individuals from Miller Tabak set forth on Schedule 2, as such Schedule 2 may be amended from time to time. The Placement Notice shall be effective upon receipt by Miller Tabak unless and until (i) in accordance with the notice requirements set forth in Section 4, Miller Tabak declines to accept the terms contained therein for any reason, in its sole discretion, (ii) the entire amount of the Placement Shares have been sold, (iii) in accordance with the notice requirements set forth in Section 4, the Company suspends or terminates the Placement Notice, (iv) the Company issues a subsequent Placement Notice with parameters superseding those on the earlier dated Placement Notice, or (v) the Agreement has been terminated under the provisions of Section 11. The amount of any discount, commission or other compensation to be paid by the Company to Miller Tabak in connection with the sale of the Placement Shares shall be calculated in accordance with the terms set forth in Schedule 3. It is expressly acknowledged and agreed that neither the Company nor Miller Tabak will have any obligation whatsoever with respect to a Placement or any Placement Shares unless and until the Company delivers a Placement Notice to Miller Tabak and Miller Tabak does not decline such Placement Notice pursuant to the terms set forth above, and then only upon the terms specified therein and herein. In the event of a conflict between the terms of this Agreement and the terms of a Placement Notice, the terms of the Placement Notice will control.

3.Sale of Placement Shares by Miller Tabak. Subject to the terms and conditions herein set forth, upon the Company's issuance of a Placement Notice, and unless the sale of the Placement Shares described therein has been declined, suspended, or otherwise terminated in accordance with the terms of this Agreement, Miller Tabak, for the period specified in the Placement Notice, will use its commercially reasonable efforts consistent with its normal trading and sales practices to sell such Placement Shares up to the number specified, and otherwise in accordance with the terms of such Placement Notice. Miller Tabak will provide written confirmation to the Company no later than the opening of the Trading Day (as defined below) immediately following the Trading Day on which it has made sales of Placement Shares hereunder setting forth the number of Placement Shares sold on such day, the compensation payable by the Company to Miller Tabak pursuant to Section 2 with respect to such sales, and the Net Proceeds (as defined below) payable to the Company, with an itemization of the deductions made by Miller Tabak (as set forth in Section 5(a)) from the gross proceeds that it receives from such sales. After consultation with the Company and subject to the terms of the Placement Notice, Miller Tabak may sell Placement Shares by any method permitted by law deemed to be an “at the market” offering as defined in Rule 415 of the Securities Act, including without limitation sales made directly on the NYSE Amex Equities exchange (the “Exchange”), on any other existing trading market for the Common Stock or to or through a market maker. After consultation with the Company and subject to the terms of the Placement Notice, Miller Tabak may also sell Placement Shares in privately negotiated transactions. The Company acknowledges and agrees that (i) there can be no assurance that Miller Tabak will be successful in selling Placement Shares, and (ii) Miller Tabak will incur no liability or obligation to the Company or any other person or entity if it does not sell Placement Shares for any reason other than a failure by Miller Tabak to use its commercially reasonable efforts consistent with its normal trading and sales practices to sell such Placement Shares as required under this Section 3. For the purposes hereof, “Trading Day” means any day on which the Common Stock is purchased and sold on the principal market on which the Common Stock is listed or quoted.

4.Suspension of Sales. The Company or Miller Tabak may, upon notice to the other party in writing (including by email correspondence to each of the individuals of the other party set forth on Schedule  2, if receipt of such correspondence is actually acknowledged by any of the individuals to whom the notice is sent, other than via auto-reply) or by telephone (confirmed immediately by verifiable facsimile transmission or email correspondence to each of the individuals of the other party set forth on Schedule 2), suspend any sale of Placement Shares; provided, however, that such suspension shall not affect or impair either party's obligations with respect to any Placement Shares sold hereunder prior to the receipt of such notice. Each of the parties agrees that no such notice under this Section 4 shall be effective against the other party unless it is made to one of the individuals named on Schedule 2 hereto, as such Schedule may be amended from time to time.

5.Settlement.

(a)Settlement of Placement Shares. Unless otherwise specified in the applicable Placement Notice, settlement for sales of Placement Shares will occur on the third (3rd) Trading Day (or such earlier day as is industry practice for regular-way trading) following the date on which such sales are made (each, a “Settlement Date”). The amount of proceeds to be delivered to the Company on a Settlement Date against receipt of the Placement Shares sold (the “Net Proceeds”) will be equal to the aggregate sales price received by Miller Tabak at which such Placement Shares were sold, after deduction for (i) Miller Tabak's commission, discount or other compensation for such sales payable by the Company pursuant to Section 2 hereof, and (ii) any transaction fees imposed by any governmental or self-regulatory organization in respect of such sales required to be paid by Miller Tabak on behalf of the Company.

(b)Delivery of Placement Shares. On or before each Settlement Date, the Company will, or will cause its transfer agent to, electronically transfer the Placement Shares being sold by crediting Miller Tabak's or its designee's account (provided Miller Tabak shall have given the Company written notice of such designee prior to the Settlement Date) at The Depository Trust Company through its Deposit and Withdrawal at Custodian System or by such other means of delivery as may be mutually agreed upon by the parties hereto which in all cases shall be freely tradeable, transferable, registered shares in good deliverable form. On each Settlement Date, Miller Tabak will deliver the related Net Proceeds in same day funds to an account designated by the Company on, or prior to, the Settlement Date. The Company agrees that if the Company, or its transfer agent (if applicable), defaults in its obligation to deliver Placement Shares on a Settlement Date, that in addition to and in no way limiting the rights and obligations set forth in Section 9(a) (Indemnification and Contribution) hereof but subject to Section 9(c) hereof, the Company will (i) hold Miller Tabak harmless against any loss, claim, damage, or expense (including reasonable legal fees and expenses), as incurred, arising out of or in connection with such default by the Company and (ii) pay to Miller Tabak any commission, discount, or other compensation to which it would otherwise have been entitled absent such default.

6.Representations and Warranties of the Company. The Company represents, warrants to, and agrees with, Miller Tabak that as of the date of this Agreement and as of each Representation Date (as defined in Section 7(m) below) on which a certificate is required to be delivered pursuant to Section 7(m) of this Agreement and as of the time of each issuance and sale of any Shares or securities pursuant to this Agreement (each such instance, an “Applicable Time”), as the case may be:
(a)Registration. The Company satisfies all of the requirements of the Securities Act for use of Form S-3 for the offering of the Shares for which the issuance and sale of such Shares is contemplated hereby. At the time of the initial filing of the Registration Statement, at the time of the most recent amendment thereto for the purposes of complying with Section 10(a)(3) of the Securities Act (whether such amendment was by post-effective amendment, incorporated report filed pursuant to Section 13 or 15(d) of the Exchange Act or form of prospectus), at the time the Company or any person acting on its behalf (within the meaning, for this clause only, of Rule 163(c) of the Securities Act) made any offer relating to the Shares in reliance on the exemption of Rule 163 of the Securities Act and at the date hereof, the Company was not an “ineligible issuer,” as defined in Rule 405 of the Securities Act, without taking account of any determination by the Commission pursuant to Rule 405 of the Securities Act that it is not necessary that the Company be considered an “ineligible issuer.” The Company has paid the required Commission filing fees relating to the Shares. As filed, the Registration Statement contains all information required by the Securities Act and, except to the extent Miller Tabak shall agree in writing to a modification, shall be in all substantive respects in the form furnished to Miller Tabak prior to the date hereof or, to the extent not completed as of the date hereof, shall contain only such specific additional information and other changes as the Company has advised Miller Tabak, prior to the date hereof, will be included or made therein.

(b)Effective Date of Registration. The Registration Statement, including any post-effective amendments thereto, has been declared effective by the Commission. No stop order suspending the effectiveness of the Registration Statement has been issued under the Securities Act and no proceedings for that purpose have been instituted or are pending or, to the best knowledge of the Company, are contemplated by the Commission, and any request on the part of the Commission for additional information has been complied with.

(c)No Material Misstatements in the Registration Statement. At the respective times the Registration Statement and each amendment thereto became effective, at each deemed effective date with respect to Miller Tabak pursuant to Rule 430B(f)(2) of the Securities Act, as the case may be, the Registration Statement complied and will comply in all material respects with the requirements of the Securities Act, and did not and will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading.

(d)No Material Misstatements in the Prospectus. Neither any issuer free writing prospectus (as defined in Rule 433) relating to the Shares, nor the Prospectus nor any amendments or supplements thereto, considered together, at the time the Prospectus or any such amendment or supplement was issued, included or will include an untrue statement of a material fact or omitted or will omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(e)No Material Misstatements in any Incorporated Document. Each document incorporated by reference in the Registration Statement or the Prospectus heretofore filed, when it was filed (or, if any amendment with respect to any such document was filed, when such amendment was filed), conformed in all material respects with the requirements of the Exchange Act, and any further documents so filed and incorporated after the date of this Agreement will, when they are filed, conform in all material respects with the requirements of the Exchange Act; no such document when it was filed (or, if an amendment with respect to any such document was filed, when such amendment was filed), contained an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; and no such document, when it is filed, will contain an untrue statement of a material fact or will omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(f)Formation and Qualification. Each of the Company and its Subsidiaries (as defined below) has been duly formed or incorporated and is validly existing as a corporation, limited partnership or limited liability company, as applicable, in good standing under the laws of its respective jurisdiction of formation with full power and authority to enter into and perform its obligations under this Agreement, if a party hereto, and with full power and authority to own or lease and to operate its properties, in each case as described in the Prospectus. Each of the Company and its Subsidiaries is duly qualified to do business as a foreign corporation, limited partnership or limited liability company, as applicable, and is in good standing under the laws of each jurisdiction that requires such qualification or registration, except where the failure to be so qualified or registered could not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the condition (financial or otherwise), prospects, results of operations, business or properties, taken as a whole, whether or not from transactions arising in the ordinary course of business, of the Company and its Subsidiaries taken as a whole (a “Material Adverse Effect”). For the purposes hereof, “Subsidiaries” means, with respect to the Company, any corporation, limited liability company, partnership, association, or other business entity of which a majority of equity, partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by the Company or one or more of the other Subsidiaries of the Company or a combination thereof.

(g)Valid Issuance of the Shares. The Shares to be sold by Miller Tabak have been duly authorized and are validly issued.

(h)Capitalization. As of July 25, 2011, the issued and outstanding capital stock of the Company consisted of 82,722,458 shares of Common Stock and zero shares of preferred stock.

(i)Subsidiaries. Except for Cheniere Energy Partners, L.P. and its subsidiaries, the Company owns, directly or indirectly, 100% of the equity and voting interests in each of its Subsidiaries. Except for the Subsidiaries, the Company does not own, directly or indirectly, any equity or long-term debt securities of any corporation, partnership, limited liability company, joint venture, association or other entity. The stock, partnership or other equity interests of each Subsidiary have been duly authorized and validly issued and are fully paid and (except as limited by applicable law, including Sections 18-607 and 18-804 of the Delaware Limited Liability Company Act, Sections 17-303 and 17-607 of the Delaware Revised Uniform Limited Partnership Act and Sections 101.114, 101.206, 153.102 and 153.210 of the Texas Business Organizations Code) nonassessable. The Company owns the stock, partnership or other equity interests of each Subsidiary free and clear of all Liens (except for Liens as described in the Prospectus or the Operative Agreements or existing in connection with that certain (i) Credit Agreement, dated as of May 31, 2007, among Cheniere Subsidiary Holdings, LLC, Perry Capital, L.L.C., the several lenders from time to time parties thereto, and The Bank of New York, as administrative agent, (ii) Credit Agreement, dated as of August 15, 2008, as amended, by and among Cheniere Common Units Holding, LLC, the other Loan Parties (as defined therein), The Bank of New York Mellon, as administrative agent and collateral agent and the lenders party thereto and (iii) Indenture, dated as of November 9, 2006, as supplemented, between Sabine Pass LNG, L.P., as issuer, and The Bank of New York, as trustee (collectively with any related pledge, security or similar agreements, the “Debt Documents”)). For the purposes hereof, “Liens” shall include all liens, encumbrances, security interests, charges or other claims. For the purpose hereof, “Operative Agreements” shall mean the articles of incorporation, bylaws, partnership agreements, limited liability company agreements or similar operating agreement of the Company and its Subsidiaries.

(j)No Preemptive Rights, Registration Rights or Options. Except as identified in the Prospectus or set forth in the Operative Agreements or the Debt Documents, there are no (i) preemptive rights or other rights to subscribe for or to purchase, nor any restrictions upon the voting or transfer of, any equity securities of the Company or its Subsidiaries or (ii) outstanding options or warrants to purchase any securities of the Company or its Subsidiaries. Except for such rights that have been waived or as described in the Prospectus, neither the filing of the Registration Statement nor the sale of the Shares as contemplated by this Agreement gives rise to any rights for or relating to the registration of any Shares or other securities of the Company.

(k)Authority and Authorization. The Company has all requisite power and authority to execute and deliver this Agreement and perform its obligations hereunder, including the issuance, sale and delivery of the Shares.

(l)Authorization, Execution and Delivery of this Agreement. This Agreement has been duly authorized, executed and delivered by the Company.

(m)Authorization, Execution, Delivery and Enforceability of Certain Operative Agreements. The partnership agreements, limited liability company agreements or similar operating agreements of the Subsidiaries have been duly authorized, executed and delivered by the Company or Subsidiaries parties thereto, as applicable, and are valid and legally binding agreements of such Subsidiaries, enforceable in accordance with their terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.

(n)No Conflicts. Neither of (i) the execution, delivery and performance of this Agreement by the Company or (ii) the consummation of any other transactions contemplated by this Agreement (A) conflicts or will conflict with or constitutes or will constitute a violation of the certificate of formation, the articles of incorporation, the bylaws or similar organizational documents of any of the Company or its Subsidiaries, (B) conflicts or will conflict with or constitutes or will constitute a breach or violation of, or a default (or an event that, with notice or lapse of time or both, would constitute such a default) under any indenture, mortgage, deed of trust, loan agreement, lease or other agreement or instrument to which any of the Company or its Subsidiaries is a party or by which any of its properties may be bound, (C) violates or will violate any statute, law or regulation or any order, judgment, decree or injunction of any court, regulatory body, administrative agency, governmental body or arbitrator having jurisdiction over any of the Company or its Subsidiaries or any of their properties or assets in a proceeding to which it or its property is a party or (D) results or will result in the creation or imposition of any Lien upon any property or assets of the Company or its Subsidiaries, which conflicts, breaches, violations, defaults or Liens, in the case of clauses (B), (C) or (D), would, individually or in the aggregate, have or reasonably be expected to have, a Material Adverse Effect or would materially impair the ability of the Company to consummate the transactions provided for in this Agreement.

(o)No Consents. No permit, consent, approval, authorization, order, registration, filing or qualification of or with any court, regulatory body, administrative agency, governmental body or arbitrator having jurisdiction over any of the Company or its Subsidiaries or any of their properties or assets is required in connection with (i) the execution, delivery and performance of this Agreement or the fulfillment of the terms thereof by the Company or (ii) the consummation of any other transactions contemplated by this Agreement, except (A) for such permits, consents, approvals and similar authorizations required under the Securities Act, the Exchange Act and blue sky laws of any jurisdiction, (B) for such consents that have been, or prior to any Applicable Time will be, obtained, (C) for such consents that, if not obtained, would not, individually or in the aggregate, have a Material Adverse Effect and (D) as disclosed in the Prospectus.

(p)No Defaults. None of the Company or its Subsidiaries is (i) in violation of its certificate of formation, articles of incorporation, bylaws, partnership agreement, operating agreement or other organizational document, or any statute, law or regulation or any order, judgment, decree or injunction of any court, regulatory body, administrative agency, governmental body or arbitrator having jurisdiction over any of the Company or its Subsidiaries or any of their properties or assets or (ii) in breach, default (or an event that, with notice or lapse of time or both, would constitute such a default) or violation in the performance of any obligation, agreement or condition contained in any indenture, mortgage, deed of trust, loan agreement, lease or other agreement or instrument to which it is a party or by which it or any of its properties may be bound, which breach, default or violation, if continued, would have a Material Adverse Effect.

(q)No Material Agreements. There are no material agreements, contracts, indentures, leases or other instruments that are required to be described in the Prospectus or to be filed as an exhibit to the Registration Statement that are not described, filed or incorporated by reference in the Registration Statement and the Prospectus as required by the Securities Act. All such contracts to which any of the Company or its Subsidiaries is a party have been duly authorized, executed and delivered by the Company or it Subsidiaries, as applicable, constitute valid and binding agreements of the Company or the applicable Subsidiary and are enforceable against the Company or the applicable Subsidiary, in accordance with the terms thereof, except as enforceability thereof may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws relating to or affecting creditors' rights generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law);

and provided further that the indemnity, contribution and exoneration provisions contained in any of such agreements may be limited by applicable laws and public policy. None of the Company or its Subsidiaries have received notice that any of the Company or its Subsidiaries is in breach of or default under any of such contracts to which it is a party.

(r)Conformity of Shares to Description. The Shares conform in all material respects to the description thereof contained in the Prospectus.

(s)No Labor Dispute. No labor problem or dispute with the employees of the Company or its Subsidiaries exists or, to the knowledge of the Company, is threatened or imminent, and the Company is not aware of any existing or imminent labor disturbance by the employees of any of the Company's or its Subsidiaries' principal suppliers, contractors or customers, in either case that would have, or would reasonably be expected to have, a Material Adverse Effect, except as set forth in or contemplated in the Prospectus.

(t)Financial Statements. The consolidated historical financial statements of the Company included in the Prospectus and the Registration Statement present fairly the consolidated financial condition of the Company and the consolidated results of operations and cash flows of the Company, as of the dates and for the periods indicated; such financial statements have been prepared in accordance with the applicable accounting requirements of Regulation S-X under the Securities Act and in conformity with generally accepted accounting principles applied on a consistent basis throughout the periods involved.

(u)Independent Public Accountants. Ernst & Young LLP, who has audited certain financial statements of the Company and delivered its reports with respect to the audited financial statements included in the Prospectus, is an independent registered public accounting firm with respect to the Company within the meaning of the Securities Act.

(v)No Material Adverse Effect. Except as otherwise disclosed in the Prospectus or made publicly available, subsequent to the respective dates as of which such information is given in the Prospectus, (i) there has been no Material Adverse Effect or any development that may reasonably be expected to result in a Material Adverse Effect, (ii) there have been no material transactions entered into by the any of the Company or its Subsidiaries, on a consolidated basis, other than transactions in the ordinary course of business, (iii) none of the Company or its Subsidiaries have incurred any material liabilities or obligations, direct or contingent other than in the ordinary course of business, (iv) none of the Company or its Subsidiaries, on a consolidated basis, have declared, paid or made a material dividend or distribution of any kind on any class of its equity interests (other than dividends or distributions from Subsidiaries and other than the regularly quarterly distributions by Cheniere Energy Partners, L.P.), (v) the Company is not in default under the terms of any class of securities of the Company or any outstanding debt obligations, if any, which would result in a Material Adverse Effect, (vi) there has not been any material change in the authorized or outstanding shares of the Company and (vii) there has not been any material increase in the short-term or long-term debt (including capitalized lease obligations but excluding borrowings under existing or future bank lines of credit) of the Company or its

Subsidiaries, on a consolidated basis.

(w)Conduct of the Company. The Company has not taken and will not take prior to the later of the termination of this Agreement or the Settlement Date of the last sale of any Placement Shares hereunder, directly or indirectly, any action that is not permitted under Section 7(p) hereof.

(x)Litigation. Except as described in the Prospectus, there is no (i) action, suit or proceeding before or by any court, arbitrator or governmental agency, body or official, domestic or foreign, now pending or, to the knowledge of the Company, threatened, to which any of the Company or its Subsidiaries is or may be a party or to which the business or property of any of the Company or its Subsidiaries is or may be subject, (ii) statute, rule, regulation or order that has been enacted, adopted or issued by any governmental agency with respect to the Company or its Subsidiaries or (iii) injunction, restraining order or order of any nature issued by a federal or state court or foreign court of competent jurisdiction, to which any of the Company or its Subsidiaries is or may be subject, that, in the case of clauses (i), (ii) and (iii) above, would, individually or in the aggregate, (A) have a Material Adverse Effect, (B) prevent or result in the suspension of the sale or trading of the Shares or (C) in any manner draw into question the validity of this Agreement.

(y)Title to Properties. Each of the Company and its Subsidiaries has good and indefeasible title to all real property and good title to all personal property described in the Prospectus as owned by it, free and clear of all Liens except (i) as described, and subject to limitations, contained in the Prospectus or (ii) as do not materially interfere with the use of such properties taken as a whole as they have been used in the past and are proposed to be used in the future as described in the Prospectus; with respect to any real property and buildings held under lease by the Company and its Subsidiaries, such real property and buildings are held under valid and subsisting and, with respect to the Company and its Subsidiaries, enforceable leases with such exceptions as do not materially interfere with the use of the properties of the Company and its Subsidiaries taken as a whole as they have been used in the past as described in the Prospectus and are proposed to be used in the future as described in the Prospectus; provided, however, that with respect to such leases, the enforceability thereof may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws relating to or affecting creditors' rights generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law); and provided further that the indemnity, contribution and exoneration provisions contained in any of such agreements may be limited by applicable laws and public policy.

(z)Rights-of-Way. Except as described in or contemplated by the Prospectus, each of the Company and its Subsidiaries has such easements or rights-of-way from each person (collectively, “rights-of-way”) as are necessary to conduct its business in the manner described in the Prospectus, except for (i) qualifications, reservations and encumbrances that would not have, or reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and (ii) such rights-of-way that, if not obtained, would not have, or reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; other than as set forth, and subject to the limitations contained, in the Prospectus, each of the Company and its Subsidiaries has fulfilled and performed all its material obligations with respect to such rights-of-way, and no event has occurred that allows, or after notice or lapse of time would allow, revocation or termination thereof or would result in any impairment of the rights of the holder of any such rights-of-way, except for such revocations, terminations and impairments that would not have, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; and, except as described in the Prospectus, none of such rights-of-way contains any restriction that is materially burdensome to the Company or its Subsidiaries, taken as a whole.

(aa)Tax Returns. Each of the Company and its Subsidiaries has filed all foreign, federal, state and local tax returns that are required to be filed or has requested extensions thereof, except in any case in which the failure so to file would not have, and would not reasonably be expected to have, a Material Adverse Effect except as set forth in or contemplated in the Prospectus, and has paid all taxes required to be paid by it and any other assessment, fine or penalty levied against it, to the extent that any of the foregoing is due and payable, except for any such assessment, fine or penalty that is currently being contested in good faith or as would not have, or reasonably be expected to have, a Material Adverse Effect, except as set forth in or contemplated in the Prospectus.

(bb)    Insurance. The Company and its Subsidiaries are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as are prudent and customary in the business in which they are engaged, and all such insurance is in full force and effect.

(cc)    Distribution Restrictions. No Subsidiary of the Company is currently prohibited, directly or indirectly, from paying any distributions to the Company, from making any other distribution on such subsidiary's equity interests, from repaying to the Company any loans or advances to such subsidiary from the Company or from transferring any of such subsidiary's property or assets to the Company or any other subsidiary of the Company, except as described in or contemplated by the Prospectus or the Operative Agreements or the Debt Documents.

(dd)    Possession of Licenses and Permits. Except as described in or contemplated by the Prospectus, the Company and its Subsidiaries possess such permits, licenses, approvals, consents and other authorizations (collectively, “Governmental Licenses”) issued by the appropriate federal, state, local or foreign regulatory agencies or bodies necessary to conduct their business as currently conducted, except where the failure so to possess would not, individually or in the aggregate, result in, or reasonably be expected to result in, a Material Adverse Effect; the Company and its Subsidiaries are in compliance with the terms and conditions of all such Governmental Licenses, except where the failure so to comply would not, individually or in the aggregate, result in, or reasonably be expected to result in, a Material Adverse Effect; all of the Governmental Licenses are valid and in full force and effect, except where the invalidity of such Governmental Licenses or the failure of such Governmental Licenses to be in full force and effect would not, individually or in the aggregate, result in, or reasonably be expected to result in, a Material Adverse Effect; and none of the Company or its Subsidiaries have received any notice of proceedings relating to the revocation or modification of any such Governmental Licenses that, individually or in the aggregate, if the subject of an unfavorable decision, ruling or finding, would result in, or reasonably be expected to result in, a Material Adverse Effect.

(ee)    Environmental Laws. Except as described in or contemplated by the Prospectus, the Company and its Subsidiaries (i) are in compliance with any and all applicable federal, state and local laws and regulations relating to the prevention of pollution or protection of the environment or imposing liability or standards of conduct concerning any Hazardous Materials (as defined below) (“Environmental Laws”), (ii) have received all permits required of them under applicable Environmental Laws to conduct their respective businesses as presently conducted, (iii) are in compliance with all terms and conditions of any such permits and (iv) do not have any liability in connection with the release into the environment of any Hazardous Material, except in the case of each of clauses (i), (ii), (iii) and (iv) as would not have, or reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The term “Hazardous Material” means (A) any “hazardous substance” as defined in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, (B) any “hazardous waste” as defined in the Resource Conservation and Recovery Act, as amended, (C) any petroleum or petroleum product, (D) any polychlorinated biphenyl and (E) any pollutant or contaminant or hazardous, dangerous or toxic chemical, material, waste or substance regulated under or within the meaning of any applicable Environmental Law.

(ff)    Possession of Intellectual Property. Except as would not result in, or reasonably be expected to result in, a Material Adverse Effect, (i) the Company and its Subsidiaries own or possess, or can acquire on reasonable terms, adequate patents, patent rights, licenses, inventions, copyrights, know how (including trade secrets and other unpatented and/or unpatentable proprietary or confidential information, systems or procedures), trademarks, service marks, trade names or other intellectual property (collectively, “Intellectual Property”) necessary to carry on their business as currently conducted, and (ii) none of the Company or its Subsidiaries have received any notice and are not otherwise aware of any infringement of or conflict with asserted rights of others with respect to any Intellectual Property or of any facts or circumstances that would render any Intellectual Property invalid or inadequate to protect the interests in the Company or its Subsidiaries.

(gg)    Certain Relationships and Related Transactions. No relationship, direct or indirect, exists between or among any of the Company or its Subsidiaries, on the one hand, and the directors, officers, stockholders, affiliates, customers or suppliers of any of the Company or its Subsidiaries, on the other hand, that is required to be described in the Prospectus but is not so described.

(hh)    ERISA. The Company and its Subsidiaries are in compliance in all material respects with all presently applicable provisions of the Employee Retirement Income Security Act of 1974, as amended, including the regulations and published interpretations thereunder (“ERISA”); no “reportable event” (as defined in ERISA) has occurred with respect to any “pension plan” (as defined in ERISA) for which the Company or its Subsidiaries would have any liability, excluding any reportable event for which a waiver could apply; none of the Company or its Subsidiaries expects to incur liability under (i) Title IV of ERISA with respect to termination of, or withdrawal from, any “pension plan” or (ii) Sections 412 or 4971 of the Internal Revenue Code of 1986, as amended, including the regulations and published interpretations thereunder (the “Code”); and each “pension plan” for which the Company or its Subsidiaries would have any liability that is intended to be qualified under Section 401(a) of the Code has been determined by the Internal Revenue Service to be so qualified, and nothing has occurred, whether by action or by failure to act, that would reasonably be expected to cause the loss of such qualification.

(ii)    Description of Legal Proceedings and Contracts; Filing of Exhibits. There are no legal or governmental proceedings pending or, to the knowledge of the Company, threatened or contemplated, against the Company or its Subsidiaries, or to which any of the Company or its Subsidiaries is a party, or to which any of their respective properties or assets is subject, that are required to be described in the Prospectus but are not so described, and there are no agreements, contracts, indentures, leases or other instruments that are required to be described in the Prospectus or to be filed as an exhibit to the Registration Statement that are not described or filed as required by the Securities Act or the Exchange Act. The statements included in the Prospectus, insofar as such statements summarize legal matters, agreements, documents or proceedings discussed therein, are accurate summaries of such legal matters, agreements, documents or proceedings in all material respects.

(jj)    Sarbanes-Oxley Act of 2002. Except as disclosed in documents filed with the Securities and Exchange Commission, the Company is in compliance in all material respects with all applicable provisions of the Sarbanes-Oxley Act of 2002, the rules and regulations promulgated in connection therewith and the rules of the Exchange that are effective and applicable to the Company.

(kk)    Investment Company. None of the Company or its Subsidiaries is, and after giving effect to the offering and sale of the Shares and the application of the proceeds thereof as described in the Prospectus, none of the Company or its Subsidiaries will be, an “investment company” or a company “controlled by” an “investment company,” each as defined in the Investment Company Act of 1940, as amended (the “Investment Company Act”).

(ll)    Books and Records. Except as disclosed in documents filed with the Securities and Exchange Commission, the Company, on behalf of itself and its Subsidiaries, maintains a system of internal accounting controls sufficient to provide reasonable assurance that, with respect to the Company and its Subsidiaries, (i) transactions are executed in accordance with management's general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management's general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals, and appropriate action is taken with respect to any differences. Except as disclosed in documents filed with the Securities and Exchange Commission, the Company's internal controls over financial reporting applicable to the Company and its Subsidiaries are effective, and none of the Company or its Subsidiaries is aware of any material weakness in internal control over financial reporting of the Company or its Subsidiaries, on a consolidated basis.

(mm)    (Disclosure Controls and Procedures. Except as disclosed in documents filed with the Securities and Exchange Commission, (i) the Company, on behalf of itself and its Subsidiaries, has established and maintain disclosure controls and procedures (as such term is defined in Rule 13a-15 under the Exchange Act), (ii) such disclosure controls and procedures are designed to ensure that the information required to be disclosed by the Company in the reports it files or will file or submit under the Exchange Act, as applicable, is accumulated and communicated to management of the Company, including its principal executive officers and principal financial officers, as appropriate, to allow timely decisions regarding required disclosure to be made and (iii) such disclosure controls and procedures are effective in all material respects to perform the functions for which they were established.

(nn)    Market Stabilization. None of the Company or its Subsidiaries has taken, directly or indirectly, any action designed to or that would constitute or that might reasonably be expected to cause or result in, under the Exchange Act or otherwise, stabilization or manipulation of the price of any security of the Company to facilitate the resale of the Shares.

(oo)    Loans to Directors and Officers. None of the Company or its Subsidiaries has extended credit in the form of a personal loan made, directly or indirectly, by any of the Company or its Subsidiaries to any director or executive officer of any of the Company or its Subsidiaries or to any family member or affiliate of any director or executive officer of any of the Company or its Subsidiaries.

(pp)    Political Contributions. None of the Company or its Subsidiaries, nor, to the knowledge of the Company, any officer, trustee or director purporting to act on behalf of any of the Company or its Subsidiaries, has at any time: (i) made any contributions to any candidate for political office, or failed to disclose fully any such contributions, in violation of law; (ii) made any payment of funds to, or received or retained any funds from, any state, federal or foreign governmental officer or official, or other person charged with similar public or quasi-public duties, other than payments required or allowed by applicable law; or (iii) engaged in any transactions, maintained any bank accounts or used any corporate funds except for transactions, bank accounts and funds, which have been and are reflected in the normally maintained books and records of the Company or its Subsidiaries.

(qq)    Foreign Corrupt Practices Act. None of the Company or its Subsidiaries, nor, to the knowledge of the Company, any director, officer, agent, employee or affiliate of the Company or its Subsidiaries, is aware of or has taken any action, directly or indirectly, that would result in a violation by such persons of the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder (collectively, the “FCPA”), including, without limitation, making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorization of the payment of any money, or other property, gift, promise to give, or authorization of the giving of anything of value to any “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office, in contravention of the FCPA; the Company and its Subsidiaries and their affiliates have conducted their businesses in compliance with the FCPA; and the Company has instituted and maintains policies and procedures applicable to it and all of its subsidiaries that are reasonably designed to ensure, and that are reasonably expected to continue to ensure, continued compliance therewith.

(rr)    Anti-Money Laundering Laws. The operations of the Company and its Subsidiaries are and have been conducted at all times in compliance with, in each case to the extent applicable, the financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the anti-money laundering statutes of all jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency (collectively, the “Anti-Money Laundering Laws”), and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving any of the Company or its Subsidiaries with respect to the Anti-Money Laundering Laws is pending or, to the knowledge of the Company, threatened.

(ss)    Office of Foreign Assets Control. None of the Company or its Subsidiaries, nor, to the knowledge of the Company, any director, officer, agent, employee or affiliate of the Company or its Subsidiaries is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”); and the Company will not directly or indirectly use the proceeds of any Placement hereunder, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other person or entity, for the purpose of financing the activities of any person currently subject to any U.S. sanctions administered by OFAC.

(tt)    Broker's Fees. Other than this Agreement, there are no contracts, agreements or understandings between any of the Company or its Subsidiaries and any person that would give rise to a valid claim against any of the Company or its Subsidiaries or Miller Tabak for a brokerage commission, finder's fee or other like payment with respect to the consummation of the transactions contemplated by this Agreement.

(uu)    Lending Relationship. Except as disclosed in the Prospectus, none of the Company or its Subsidiaries (i) have any material lending or, to the knowledge of the Company, other material relationship with any bank or lending affiliate of Miller Tabak or

(ii) intend to use any of the proceeds of any Placement hereunder to repay any outstanding debt owed to any affiliate of Miller Tabak.

(vv)    Private Placement. The Company has not sold or issued any securities that would be integrated with the offering and sale of the Shares contemplated by this Agreement pursuant to the Securities Act or the interpretations thereof by the Commission.

(ww)    Statistical Data. Any statistical and market-related data included in the Prospectus are based on or derived from sources that the Company believes to be reliable and accurate, and the Company has obtained written consent to the use of such data from such sources to the extent required.

(xx)    No Distribution of Other Offering Materials. None of the Company or its Subsidiaries have distributed or will distribute any offering material in connection with the offering and sale of the Shares other than the Prospectus, any issuer free writing prospectus (as defined in Rule 433) to which Miller Tabak has consented in accordance with this Agreement, or any other materials, if any, permitted by the Securities Act, including Rule 134 thereunder.

(yy)    Listing on the Exchange. Prior to delivery of the first Placement Notice, the Shares will be validly listed on the Exchange, and the Company is not aware of any violation of any listing requirements or any current or threatened action for delisting.

(zz)    Unlawful Sales. The Company has not offered or sold, or caused Miller Tabak to offer or sell, Shares to any person with the specific intent to unlawfully influence (i) a customer or supplier of the Company or its Subsidiaries to alter the customer's or supplier's level or type of business with the Company or its Subsidiaries or (ii) a trade journalist or publication to write or publish favorable information about any such entity or its businesses.

(aaa)    Reliance. The Company acknowledges that Miller Tabak and, for purposes of the opinions to be delivered pursuant to Section 7 hereof, counsel to the Company and counsel to Miller Tabak, will rely upon the accuracy and truthfulness of the foregoing representations and hereby consents to such reliance.

(bbb)    Certificates. Any certificate signed by any officer of the Company and delivered to Miller Tabak or counsel for Miller Tabak in connection with this Agreement and the transactions contemplated hereby shall be deemed a representation and warranty by the Company, as to matters covered thereby, to Miller Tabak.

7.Covenants of the Company. The Company covenants and agrees with Miller Tabak that:

(a)Registration Statement Amendments; Payment of Fees. After the date of this Agreement and during any period in which the Prospectus relating to any Placement Shares is required to be delivered by Miller Tabak under the Securities Act (including in circumstances where such requirement may be satisfied pursuant to Rule 172 under the Securities Act), (i) the Company will notify Miller Tabak promptly of the time when any subsequent amendment to the Registration Statement, other than documents incorporated by reference, has been filed with the Commission and/or has become effective or any subsequent supplement to the Prospectus has been filed and of any comment letter from the Commission or any request by the Commission for any amendment or supplement to the Registration Statement or Prospectus or for additional information relating thereto, (ii) the Company will prepare and file with the Commission, promptly upon Miller Tabak's request, any amendments or supplements to the Registration Statement or Prospectus that, in Miller Tabak's reasonable opinion, may be necessary or advisable in connection with the distribution of the Placement Shares by Miller Tabak (provided, however, that the failure of Miller Tabak to make such request shall not relieve the Company of any obligation or liability hereunder, or affect Miller Tabak's right to rely on the representations and warranties made by the Company in this Agreement); (iii) the Company will not file any amendment or supplement to the Registration Statement or Prospectus, other than documents incorporated by reference, relating to the Placement Shares or a security convertible into the Placement Shares unless a copy thereof has been submitted to Miller Tabak within a reasonable period of time before the filing and Miller Tabak has not reasonably objected thereto (provided, however, that the failure of Miller Tabak to make such objection shall not relieve the Company of any obligation or liability hereunder, or affect Miller Tabak's right to rely on the representations and warranties made by the Company in this Agreement), and the Company will furnish to Miller Tabak at the time of filing thereof a copy of any document that upon filing is deemed to be incorporated by reference into the Registration Statement or Prospectus, except for those documents available via EDGAR; and (iv) the Company will cause each amendment or supplement to the Prospectus, other than documents incorporated by reference, to be filed with the Commission as required pursuant to the applicable paragraph of Rule 424(b) of the Securities Act (without reliance on Rule 424(b)(8) of the Securities Act).

(b)Notice of Commission Stop Orders. The Company will advise Miller Tabak, promptly after it receives notice or obtains knowledge thereof, of the issuance or threatened issuance by the Commission of any stop order suspending the effectiveness of the Registration Statement or any other order preventing or suspending the use of the Prospectus, of the suspension of the qualification of the Placement Shares for offering or sale in any jurisdiction, or of the initiation or threatening of any proceeding for any such purpose or any examination pursuant to Section 8(e) of the Securities Act, or if the Company becomes the subject of a proceeding under Section 8A of the Securities Act in connection with the offering of the Shares; and it will promptly use its commercially reasonable efforts to prevent the issuance of any stop or other order or to obtain its withdrawal if such a stop or other order should be issued.

(c)Delivery of Prospectus; Subsequent Changes. During any period in which the Prospectus relating to the Placement Shares is required to be delivered by Miller Tabak under the Securities Act with respect to a pending sale of the Placement Shares (including in circumstances where such requirement may be satisfied pursuant to Rule 172 under the Securities Act), the Company will comply with all requirements imposed upon it by the Securities Act, as from time to time in force, and to file on or before their respective due dates all reports and any definitive proxy or information statements required to be filed by the Company with the Commission pursuant to Section 13(a), 13(c), 14, 15(d) or any other provision of or under the Exchange Act. If during such period any event occurs as a result of which the Prospectus as then amended or supplemented would include an untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances then existing, not misleading, or if during such period it is necessary to amend or supplement the Registration Statement or the Prospectus to comply with the Securities Act, the Company will promptly notify Miller Tabak to suspend the offering of Placement Shares during such period and the Company will promptly amend or supplement, or file a free writing prospectus applicable to, the Registration Statement or the Prospectus (at the expense of the Company) so as to correct such statement or omission or effect such compliance.

(d)Listing of Placement Shares. During any period in which the Prospectus relating to the Placement Shares is required to be delivered by Miller Tabak under the Securities Act with respect to a pending sale of the Placement Shares (including in circumstances where such requirement may be satisfied pursuant to Rule 172 under the Securities Act), the Company will use its commercially reasonable efforts to maintain the Placement Shares listing on the Exchange and will cooperate with Miller Tabak to qualify the Placement Shares for sale under the securities laws of such jurisdictions in the United States as Miller Tabak reasonably designates and to continue such qualifications in effect so long as required for the distribution of the Placement Shares; provided, however, that the Company shall not be required in connection therewith to qualify as a foreign entity or dealer in securities or file a general consent to service of process in any jurisdiction.

(e)Filings with the Exchange. The Company will timely file with the Exchange all documents and notices required by the Exchange of companies that have or will issue securities that are traded on the Exchange.

(f)Delivery of Registration Statement and Prospectus. The Company will furnish to Miller Tabak and its counsel (at the expense of the Company) copies of the Registration Statement, the Prospectus (including all documents incorporated by reference therein) and all amendments and supplements to the Registration Statement or the Prospectus that are filed with the Commission during any period in which the Prospectus relating to the Placement Shares is required to be delivered under the Securities Act (including all documents filed with the Commission during such period that are deemed to be incorporated by reference therein), in each case as soon as reasonably practicable and in such quantities as Miller Tabak may from time to time reasonably request and, at Miller Tabak's request, will also furnish copies of the Prospectus to each exchange or market on which sales of the Placement Shares may be made; provided, however, that the Company shall not be required to furnish any document (other than the Prospectus) to Miller Tabak to the extent such document is available on EDGAR. The copies of the Registration Statement and the

Prospectus and any supplements or amendments thereto furnished to Miller Tabak will be identical to the electronically transmitted copies thereof filed with the Commission pursuant to EDGAR, except to the extent permitted by Regulation S-T.

(g)Earnings Statement. The Company will make generally available to its security holders as soon as reasonably practicable, but in any event not later than 15 months after the end of the Company's current fiscal quarter, an earnings statement covering a 12-month period that satisfies the provisions of Section 11(a) and Rule 158 of the Securities Act. “Earnings statement” and “make generally available” will have the meanings contained in Rule 158 under the Securities Act.

(h)Expenses. The Company, whether or not the transactions contemplated hereunder are consummated or this Agreement is terminated, in accordance with the provisions of Section 11 hereunder, will pay all expenses incident to the performance of its obligations hereunder, including, but not limited to, expenses relating to (i) the preparation, printing and filing of the Registration Statement and each amendment and supplement thereto, of the Prospectus and of each amendment and supplement thereto, (ii) the preparation, issuance and delivery of the Placement Shares, (iii) the qualification of the Placement Shares under securities laws in accordance with the provisions of Section 7(d) of this Agreement, including filing fees, (iv) the printing and delivery to Miller Tabak of copies of the Prospectus and any amendments or supplements thereto, (v) the fees and expenses incurred in connection with the listing or qualification of the Placement Shares for trading on the Exchange, and (vi) filing fees and expenses, if any, of the Commission and the United States Financial Industry Regulatory Authority Corporate Financing Department. To the extent that they exceed the aggregate compensation payable to Miller Tabak pursuant to Section 2 hereof, the Company agrees to pay Miller Tabak's reasonable legal fees and expenses in connection with the negotiation and documentation of this Agreement, the continued maintenance of the program and any transactions contemplated hereby, which legal fees payable by the Company shall not exceed $60,000 per twelve-month period.

(i)Notice of Other Sales. During the pendency of any Placement Notice given hereunder, the Company shall provide Miller Tabak notice as promptly as reasonably possible before it offers to sell, contracts to sell, sells, grants any option to sell or otherwise disposes of any Common Stock (other than Placement Shares offered pursuant to the provisions of this Agreement) or securities convertible into or exchangeable for Common Stock, warrants or any rights to purchase or acquire Common Stock; provided, that such notice shall not be required in connection with (i) the issuance, grant or sale of Common Stock, options to purchase Common Stock or Common Stock upon the exercise of options or other equity awards pursuant to any stock option, stock bonus or other equity incentive plan or arrangement then in effect or which the Company may from time to time adopt provided the implementation of such is disclosed to Miller Tabak in advance, (ii) the issuance of securities in connection with an acquisition, merger or sale or purchase of assets described in the Prospectus, (iii) any Common Stock issuable upon the exchange, conversion, exercise or redemption of or with respect to securities of the Company or any of its subsidiaries or rights now or hereafter in effect or outstanding, or (iv) the issuance or sale of Common Stock pursuant to any dividend reinvestment plan or direct stock purchase plan that the Company may adopt from time to time provided the implementation of such is disclosed to Miller Tabak in advance.

(j)Change of Circumstances. The Company will, at any time during a fiscal quarter in which the Company tenders a Placement Notice or sells Placement Shares, advise Miller Tabak as promptly as reasonably possible prior to the delivery of such Placement Notice, of any information or fact that would alter or affect in any material respect any opinion, certificate, letter or other document provided to Miller Tabak pursuant to this Agreement.

(k)Due Diligence Cooperation. The Company will cooperate with any reasonable due diligence review conducted by Miller Tabak or its agents in connection with the transactions contemplated hereby, including, without limitation, providing information and making available documents and senior officers, upon reasonable notice during regular business hours and at the Company's principal offices, as Miller Tabak may reasonably request.

(l)Required Filings Relating to Placement of Placement Shares. The Company agrees that on such dates as the Securities Act shall require, the Company will (i) file a prospectus supplement with the Commission under the applicable paragraph of Rule 424(b) under the Securities Act, which prospectus supplement will set forth, within the relevant period, the amount of Placement Shares to be sold through Miller Tabak, the Net Proceeds to the Company and the compensation payable by the Company to Miller Tabak with respect to such Placement Shares, and (ii) deliver such number of copies of each such prospectus supplement to each exchange or market on which such sales were effected as may be required by the rules or regulations of such exchange or market.

(m)Representation Dates; Certificate. On or prior to the date that the first Shares are sold pursuant to the terms of this Agreement and each time the Company (i) files the Prospectus relating to the Placement Shares or amends or supplements the Registration Statement or the Prospectus relating to the Placement Shares (other than a prospectus supplement filed in accordance with Section 7(l) of this Agreement) by means of a post-effective amendment, sticker, or supplement but not by means of incorporation of documents by reference to the Registration Statement or the Prospectus relating to the Placement Shares; (ii) files an annual report on Form 10-K under the Exchange Act; (iii) files its quarterly reports on Form 10-Q under the Exchange Act; or (iv) files a report on Form 8-K containing amended financial information (other than an earnings release, to “furnish” information pursuant to Items 2.02 or 7.01 of Form 8-K or to provide disclosure pursuant to Item 8.01 of Form 8-K relating to the reclassifications of certain properties as discontinued operations in accordance with Statement of Financial Accounting Standards No. 144) under the Exchange Act (each date of filing of one or more of the documents referred to in clauses (i) through (iv) shall be a “Representation Date”), the Company shall furnish Miller Tabak with a certificate, in the form attached hereto as Exhibit 7(m) within three (3) Trading Days of any Representation Date, if requested by Miller Tabak. The requirement to provide a certificate under this Section 7(m) is hereby waived for any Representation Date occurring at a time at which no Placement Notice is pending, which waiver shall continue until the earlier to occur of the date the Company delivers a Placement Notice hereunder (which for such calendar quarter shall be considered a Representation Date) and the next occurring Representation Date; provided, however, that such waiver shall not apply for any Representation Date on which the Company files its annual report on Form 10-K. Notwithstanding the foregoing, if the Company subsequently decides to sell Placement Shares following a Representation Date when the Company relied on such waiver and did not provide Miller Tabak with a certificate under this Section 7(m), then before the Company delivers the Placement Notice or Miller Tabak sells any Placement Shares, the Company shall provide Miller Tabak with a certificate, in the form attached hereto as Exhibit 7(m), dated the date of the Placement Notice, if requested by Miller Tabak.

(n)Legal Opinion. On or prior to the date that the first Shares are sold pursuant to the terms of this Agreement and within five (5) Trading Days of each Representation Date with respect to which the Company is obligated to deliver a certificate in the form attached hereto as Exhibit 7(m) for which no waiver is applicable, the Company shall cause to be furnished to Miller Tabak, if requested by Miler Tabak, a written opinion of Andrews Kurth LLP (“Company Counsel”) or other counsel satisfactory to Miller Tabak, in form and substance reasonably satisfactory to Miller Tabak and its counsel, dated the date that the opinion is required to be delivered, substantially similar to the form attached hereto as Exhibit 7(n), modified, as necessary, to relate to the Registration Statement and the Prospectus as then amended or supplemented; provided, however, that in lieu of such opinion for subsequent Representation Dates, counsel may furnish Miller Tabak with a letter (a “Reliance Letter”) to the effect that Miller Tabak may rely on a prior opinion delivered under this Section 7(n) to the same extent as if it were dated the date of such letter (except that statements in such prior opinion shall be deemed to relate to the Registration Statement and the Prospectus as amended or supplemented at such Representation Date).

(o)Comfort Letter. On or prior to the date that the first Shares are sold pursuant to the terms of this Agreement and within five (5) Trading Days of each Representation Date with respect to which the Company is obligated to deliver a certificate in the form attached hereto as Exhibit 7(m) for which no waiver is applicable, if requested by Miller Tabak, the Company shall cause its independent accountants (and any other independent accountants whose report is included in the Registration Statement or the Prospectus) to furnish Miller Tabak letters (the “Comfort Letters”), dated the date the Comfort Letter is required to be delivered, in form and substance reasonably satisfactory to Miller Tabak, (i) confirming that they are an independent registered public accounting firm within the meaning of the Securities Act, the Exchange Act and the Public Company Accounting Oversight Board, (ii) stating, as of such date, the conclusions and findings of such firm with respect to the financial information and other matters ordinarily covered by accountants' “comfort letters” to underwriters in connection with registered public offerings (the first such letter, the “Initial Comfort Letter”) and (iii) updating the Initial Comfort Letter with any information that would have been included in the Initial Comfort Letter had it been given on such date and modified as necessary to relate to the Registration Statement and the Prospectus, as amended and supplemented to the date of such letter.

(p)Market Activities. The Company will not, directly or indirectly, (i) take any action designed to cause or result in, or that constitutes or might reasonably be expected to constitute, the stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of the Shares or (ii) sell, bid for, or purchase the Shares to be issued and sold pursuant to this Agreement, or pay anyone any compensation for soliciting purchases of the Shares to be issued and sold pursuant to this Agreement other than Miller Tabak; provided, however, that the Company may bid for and purchase its Common Stock in accordance with Rule 10b-18 under the Exchange Act.

(q)Investment Company Act. The Company will conduct its affairs in such a manner so as to reasonably ensure that neither it nor its Subsidiaries will be or become, at any time prior to the termination of this Agreement, an “investment company” as such term is defined in the Investment Company Act, assuming no change in the Commission's current interpretation as to entities that are not considered an investment company.

(r)Securities Act and Exchange Act. The Company will use its best efforts to comply with all requirements imposed upon it by the Securities Act and the Exchange Act as from time to time in force, so far as necessary to permit the continuance of sales of, or dealings in, the Placement Shares as contemplated by the provisions hereof and the Prospectus.

(s)No Offer to Sell. Other than a Free Writing Prospectus approved in advance by the Company and Miller Tabak in its capacity as principal or agent hereunder, neither Miller Tabak nor the Company (including its agents and representatives, other than Miller Tabak in its capacity as such) will, directly or indirectly, make, use, prepare, authorize, approve or refer to any Free Writing Prospectus relating to the Shares to be sold by Miller Tabak as principal or agent hereunder.

8.Conditions to Miller Tabak's Obligations. The obligations of Miller Tabak hereunder with respect to a Placement will be subject to the continuing accuracy and completeness of the representations and warranties made by the Company herein, to the due performance by the Company of its obligations hereunder, to the completion by Miller Tabak of a due diligence review satisfactory to Miller Tabak in its reasonable judgment, and to the continuing satisfaction (or waiver by Miller Tabak in its sole discretion) of the following additional conditions:

(a)Registration Statement Effective. The Registration Statement shall be effective and shall be available for (i) all sales of Placement Shares issued pursuant to all prior Placement Notices and (ii) the sale of all Placement Shares contemplated to be issued by any Placement Notice.

(b)No Material Notices. None of the following events shall have occurred and be continuing: (i) receipt by the Company or any of its Subsidiaries of any request for additional information from the Commission or any other federal or state governmental authority during the period of effectiveness of the Registration Statement, the response to which would require any post-effective amendments or supplements to the Registration Statement or the Prospectus; (ii) the issuance by the Commission or any other federal or state governmental authority of any stop order suspending the effectiveness of the Registration Statement or the initiation of any proceedings for that purpose; (iii) receipt by the Company of any notification with respect to the suspension of the qualification or exemption from qualification of any of the Placement Shares for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose; or (iv) the occurrence of any event that makes any material statement made in the Registration Statement or the Prospectus or any document incorporated or deemed to be incorporated therein by reference untrue in any material respect or that requires the making of any changes in the Registration Statement, related Prospectus or such documents so that, in the case of the Registration Statement, it will not contain any materially untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and, that in the case of the Prospectus, it will not contain any materially untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(c)No Misstatement or Material Omission. Miller Tabak shall not have advised the Company that the Registration Statement or the Prospectus, or any amendment or supplement thereto, contains an untrue statement of fact that in Miller Tabak's reasonable opinion is material, or omits to state a fact that in Miller Tabak's opinion is material and is required to be stated therein or is necessary to make the statements therein not misleading.

(d)Material Changes. Except as disclosed in the Prospectus, there shall not have been any material adverse change, on a consolidated basis, in the authorized equity or long-term debt of the Company or any Material Adverse Effect, or any development that could reasonably be expected to cause a Material Adverse Effect, or any downgrading in or withdrawal of the rating assigned to any of the Company's securities by any rating organization or a public announcement by any rating organization that it has under surveillance or review its rating of any of the Company's securities, the effect of which, in the case of any such action by a rating organization described above, in the reasonable judgment of Miller Tabak (without relieving the Company of any obligation or liability it may otherwise have), is so material as to make it impracticable or inadvisable to proceed with the offering of the Placement Shares on the terms and in the manner contemplated in the Prospectus.

(e)Legal Opinion. Miller Tabak shall have received the opinion of Company Counsel required to be delivered pursuant Section 7(n) on or before the date on which such delivery of such opinion is required pursuant to Section 7(n).

(f)Comfort Letter. Miller Tabak shall have received the Comfort Letter required to be delivered pursuant Section 7(o) on or before the date on which such delivery of such

Comfort Letter is required pursuant to Section 7(o).

(g)Representation Certificate. Miller Tabak shall have received the certificate required to be delivered pursuant to Section 7(m) on or before the date on which delivery of such certificate is required pursuant to Section 7(m).

(h)No Suspension. Trading in the Common Stock shall not have been suspended on the Exchange.

(i)Other Materials. On each date on which the Company is required to deliver a certificate pursuant to Section 7(m), the Company shall have furnished to Miller Tabak such appropriate further information, certificates and documents as Miller Tabak may have reasonably requested. All opinions, certificates and other documents required to be delivered in accordance with this Agreement shall have been in compliance with the provisions hereof. The Company shall have furnished Miller Tabak with such conformed copies of such opinions, certificates and other documents as Miller Tabak shall have reasonably requested.

(j)Securities Act Filings Made. All filings with the Commission required by Rule 424 under the Securities Act to have been filed prior to the issuance of any Placement Notice hereunder shall have been made within the applicable time period prescribed for such filing by Rule 424.

(k)Listing of Shares. The Placement Shares shall have been approved for listing on the Exchange, subject only to notice of issuance, at, or prior to, the issuance of any Placement Notice.

(l)No Termination Event. There shall not have occurred any event that would permit Miller Tabak to terminate this Agreement pursuant to Section 11(a).

9.Indemnification and Contribution.

(a)Company Indemnification. The Company agrees to indemnify and hold harmless Miller Tabak, the directors, officers, partners, employees and agents of Miller Tabak and each person, if any, who (i) controls Miller Tabak within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act, or (ii) is controlled by or is under common control with Miller Tabak (a “Miller Tabak Affiliate”) from and against any and all losses, claims, liabilities, expenses and damages (including, but not limited to, any and all reasonable investigative expenses by any governmental agency or body, legal and other expenses incurred in connection with, and any and all amounts paid in settlement (in accordance with Section 9(c)) of, any action, suit or proceeding between any of the indemnified parties and any indemnifying parties or between any indemnified party and any third party, or otherwise, or any claim asserted), as and when incurred, to which Miller Tabak, or any such person, may become subject under the Securities Act, the Exchange Act or other federal or state statutory law or regulation, at common law or otherwise, insofar as such losses, claims, liabilities, expenses or damages arise out of or are based, directly or indirectly, on (x) any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement or the Prospectus or any amendment or supplement to the Registration Statement or the Prospectus or in any Free Writing Prospectus, or (y) the omission or alleged omission to state in any such Registration Statement or amendment or supplement thereto a material fact required to be stated in it or necessary to make the statements in it not misleading, or (z) the omission or alleged omission to state in any such Prospectus or amendment or supplement thereto a material fact required to be stated in it or necessary to make the statements in it, in the light of the circumstances under which they were made, not misleading; provided, however, that this indemnity agreement shall not apply to the extent that such loss, claim, liability, expense or damage arises from the sale of Shares under this Agreement and is caused directly or indirectly by an untrue statement or omission made in reliance upon and in conformity with written information relating to Miller Tabak and furnished to the Company by Miller Tabak expressly for inclusion in any document as described in clause (x) of this Section 9(a). This indemnity agreement will be in addition to any liability that the Company might otherwise have.

(b)Miller Tabak Indemnification. Miller Tabak agrees to indemnify and hold harmless the Company, each director and officer that signed the Registration Statement on behalf of the Company, and each person, if any, who (i) controls the Company within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act or (ii) is controlled by or is under common control with the Company (a “Company Affiliate”) against any and all loss, liability, claim, damage and expense described in the indemnity contained in Section 9(a), as incurred, but only with respect to untrue statements or omissions, or alleged untrue statements or omissions, made in the Registration Statement (or any amendments thereto) or the Prospectus (or any amendment or supplement thereto) in reliance upon and in conformity with written information relating to Miller Tabak and furnished to the Company by Miller Tabak expressly for inclusion in any document as described in clause (x) of Section 9(a). This indemnity agreement will be in addition to any liability that Miller Tabak might otherwise have.

(c)Procedure. Any party that proposes to assert the right to be indemnified under this Section 9 will, promptly after receipt of notice of commencement of any action against such party in respect of which a claim is to be made against an indemnifying party or parties under this Section 9, notify each such indemnifying party of the commencement of such action, enclosing a copy of all papers served, but the omission so to notify such indemnifying party will not relieve the indemnifying party from (i) any liability that it might have to any indemnified party otherwise than under this Section 9 and (ii) any liability that it may have to any indemnified party under the foregoing provision of this Section 9 unless, and only to the extent that, such omission results in the forfeiture of substantive rights or defenses by the indemnifying party. If any such action is brought against any indemnified party and it notifies the indemnifying party of its commencement, the indemnifying party will be entitled to participate in and, to the extent that it elects by delivering written notice to the indemnified party promptly after receiving notice of the commencement of the action from the indemnified party, jointly with any other indemnifying party similarly notified, to assume the defense of the action, with counsel reasonably satisfactory to the indemnified party, and after notice from the indemnifying party to the indemnified party of its election to assume the defense, the indemnifying party will not be liable to the indemnified party for any legal or other expenses except as provided below and except for the reasonable costs of investigation subsequently incurred by the indemnified party in connection with the defense. The indemnified party will have the right to employ its own counsel in any such action, but the fees, expenses and other charges of such counsel will be at the expense of such indemnified party unless (i) the employment of counsel by the indemnified party has been authorized in writing by the indemnifying party, (ii) the indemnified party has reasonably concluded (based on advice of counsel) that there may be legal defenses available to it or other indemnified parties that are different from or in addition to those available to the indemnifying party, (iii) a conflict or potential conflict exists (based on advice of counsel to the indemnified party) between the indemnified party and the indemnifying party (in which case the indemnifying party will not have the right to direct the defense of such action on behalf of the indemnified party) or (iv) the indemnifying party has not in fact employed counsel to assume the defense of such action within a reasonable time after receiving notice of the commencement of the action, in each of which cases the reasonable fees, disbursements and other charges of counsel will be at the expense of the indemnifying party or parties. It is understood that the indemnifying party or parties shall not, in connection with any proceeding or related proceedings in the same jurisdiction, be liable for the reasonable fees, disbursements and other charges of more than one separate firm admitted to practice in such jurisdiction at any one time for all such indemnified party or parties. All such fees, disbursements and other charges will be reimbursed by the indemnifying party promptly as they are incurred. An indemnifying party will not, in any event, be liable for any settlement of any action or claim effected without its written consent. No indemnifying party shall, without the prior written consent of each indemnified party, settle or compromise or consent to the entry of any judgment in any pending or threatened claim, action or proceeding relating to the matters contemplated by this Section 9 (whether or not any indemnified party is a party thereto), unless such settlement, compromise or consent includes an unconditional release of each indemnified party from all liability arising or that may arise out of such claim, action or proceeding.

(d)Contribution. In order to provide for just and equitable contribution in circumstances in which the indemnification provided for in the foregoing paragraphs of this Section 9 is applicable in accordance with its terms but for any reason is held to be unavailable from the Company or Miller Tabak, the Company and Miller Tabak will contribute to the total losses, claims, liabilities, expenses and damages (including any investigative, legal and other expenses reasonably incurred in connection with, and any amount paid in settlement of, any action, suit or proceeding or any claim asserted, but after deducting any contribution received by the Company from persons other than Miller Tabak, if any), to which the Company and Miller Tabak may be subject in such proportion as shall be appropriate to reflect the relative benefits received by the Company, on the one hand, and Miller Tabak, on the other. The relative benefits received by the Company on the one hand and Miller Tabak on the other hand shall be deemed to be in the same proportion as the total Net Proceeds from the sale of the Placement Shares (before deducting expenses) received by the Company, on the one hand, bear to the total compensation received by Miller Tabak, on the other hand, from the sale of Placement Shares on behalf of the Company. If, but only if, the allocation provided by the foregoing sentence is not permitted by applicable law, the allocation of contribution shall be made in such proportion as is appropriate to reflect not only the relative benefits referred to in the foregoing sentence but also the relative fault of the Company, on the one hand, and Miller Tabak, on the other, with respect to the statements or omission that resulted in such loss, claim, liability, expense or damage, or action in respect thereof, as well as any other relevant equitable considerations with respect to such offering. Such relative fault shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact relates to information supplied by the Company, on the one hand, or Miller Tabak, on the other, the intent of the parties and their relative knowledge, access to information and opportunity to correct or prevent such statement or omission. The Company and Miller Tabak agree that it would not be just and equitable if contributions pursuant to this Section 9(d) were to be determined by pro rata allocation or by any other method of allocation that does not take into account the equitable considerations referred to herein. The amount paid or payable by an indemnified party as a result of the loss, claim, liability, expense, or damage, or action in respect thereof, referred to above in this Section 9(d) shall be deemed to include, for the purpose of this Section 9(d), any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action or claim to the extent consistent with Section 9(c) hereof. Notwithstanding the foregoing provisions of this Section 9(d), Miller Tabak shall not be required to contribute any amount in excess of the commissions received by it under this Agreement and no person found guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. For purposes of this Section 9(d), any person who controls a party to this Agreement within the meaning of the Securities Act, and any officers, directors, partners, employees or agents of Miller Tabak, will have the same rights to contribution as that party, and each director of the Company and each officer who signed the Registration Statement on behalf of the Company will have the same rights to contribution as the Company, subject in each case to the provisions hereof. Any party entitled to contribution, promptly after receipt of notice of commencement of any action against such party in respect of which a claim for contribution may be made under this Section 9(d), will notify any such party or parties from whom contribution may be sought, but the omission to so notify will not relieve that party or parties from whom contribution may be sought from any other obligation it or they may have under this Section 9(d) except to the extent that the failure to so notify such other party materially prejudiced the substantive rights or defenses of the party from whom contribution is sought.

Except for a settlement entered into pursuant to the last sentence of Section 9(c) hereof, no party will be liable for contribution with respect to any action or claim settled without its written consent if such consent is required pursuant to Section 9(c) hereof.
10.Representations and Agreements to Survive Delivery. The indemnity and contribution agreements contained in Section 9 of this Agreement and all representations and warranties of the Company herein or in certificates delivered pursuant hereto shall survive, as of their respective dates, regardless of (i) any investigation made by or on behalf of Miller Tabak, any controlling persons or the Company (or any of their respective officers, directors or controlling persons), (ii) delivery and acceptance of the Placement Shares and payment therefor or (iii) any termination of this Agreement.

11.Termination.

(a)Miller Tabak shall have the right by giving notice as hereinafter specified at any time to terminate this Agreement if (i) any Material Adverse Effect, or any development that could reasonably be expected to cause a Material Adverse Effect, has occurred, that, in the reasonable judgment of Miller Tabak, may materially impair the ability of Miller Tabak to sell the Placement Shares hereunder; (ii) the Company shall have failed, refused or been unable to perform any agreement on its part to be performed hereunder; provided, however, in the case of any failure of the Company to deliver (or cause another person to deliver) any certification, opinion, or letter required under Section 7(m), 7(n), or 7(o), Miller Tabak's right to terminate shall not arise unless such failure to deliver (or cause to be delivered) continues for more than thirty (30) days from the date such delivery was required; (iii) any other material condition of Miller Tabak's obligations hereunder is not fulfilled; or (iv) any suspension or limitation of trading in the Placement Shares or in securities generally on the Exchange shall have occurred. Any such termination shall be without liability of any party to any other party except that the provisions of Section 7(h) (Expenses), Section 9 (Indemnification), Section 10 (Survival of Representations), Section 16 (Applicable Law; Consent to Jurisdiction) and Section 17 (Waiver of Jury Trial) hereof shall remain in full force and effect notwithstanding such termination.

(b)The Company shall have the right, by giving ten (10) days notice as hereinafter specified to terminate this Agreement in its sole discretion at any time after the date of this Agreement. Any such termination shall be without liability of any party to any other party except that the provisions of Section 7(h), Section 9, Section 10, Section 16 and Section 17 hereof shall remain in full force and effect notwithstanding such termination.

(c)Miller Tabak shall have the right, by giving ten (10) days notice as hereinafter specified to terminate this Agreement in its sole discretion at any time after the date of this Agreement. Any such termination shall be without liability of any party to any other party except that the provisions of Section 7(h), Section 9, Section 10, Section 16 and Section 17 hereof shall remain in full force and effect notwithstanding such termination.

(d)Unless earlier terminated pursuant to this Section 11, this Agreement shall automatically terminate upon the issuance and sale of all of the Placement Shares through Miller Tabak on the terms and subject to the conditions set forth herein; provided that the provisions of Section 7(h), Section 9, Section 10, Section 16 and Section 17 hereof shall remain in full force and effect notwithstanding such termination.

(e)This Agreement shall remain in full force and effect unless terminated pursuant to Section 11(a), (b), (c), or (d) above or otherwise by mutual agreement of the parties; provided, however, that any such termination by mutual agreement shall in all cases be deemed to provide that Section 7(h), Section 9, Section 10, Section 16 and Section 17 shall remain in full force and effect.

(f)Any termination of this Agreement shall be effective on the date specified in such notice of termination; provided, however, that such termination shall not be effective until the close of business on the date of receipt of such notice by Miller Tabak or the Company, as the case may be. If such termination shall occur prior to the Settlement Date for any sale of Placement Shares, such Placement Shares shall settle in accordance with the provisions of this Agreement.

12.Notices. All notices or other communications required or permitted to be given by any party to any other party pursuant to the terms of this Agreement shall be in writing, unless otherwise specified in this Agreement, and if sent to Miller Tabak, shall be delivered to Miller Tabak at Miller Tabak + Co., LLC, 331 Madison Avenue, New York, New York 10017, fax no. (212) 573-9837, Attention: Joe Gabor, with copies to McDermott Will & Emery LLP, 340 Madison Avenue, New York, NY 10173, fax no. (212) 547-5444, Attention: Stephen Older; or if sent to the Company, shall be delivered to Cheniere Energy, Inc., 700 Milam Street, Suite 800, Houston, TX 77002, fax no. (713) 659-6276, Attention: Meg A. Gentle; with copies to Andrews Kurth LLP, 600 Travis, Suite 4200, Houston, TX 77002, Attention: Scott Olson, fax no. (713) 238-7410. Each party to this Agreement may change such address for notices by sending to the parties to this Agreement written notice of a new address for such purpose. Each such notice or other communication shall be deemed given (i) when delivered personally or by verifiable facsimile transmission (with an original to follow) on or before 4:30 p.m., New York City time, on a Business Day or, if such day is not a Business Day, on the next succeeding Business Day, (ii) on the next Business Day after timely delivery to a nationally-recognized overnight courier and (iii) on the Business Day actually received if deposited in the U.S. mail (certified or registered mail, return receipt requested, postage prepaid). For purposes of this Agreement, “Business Day” shall mean any day on which the Exchange and commercial banks in the City of New York are open for business.

13.Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the Company and Miller Tabak and their respective successors and the affiliates, controlling persons, officers and directors referred to in Section 9 hereof. References to any of the parties contained in this Agreement shall be deemed to include the successors and permitted assigns of such party. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and permitted assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement. No party may assign its rights or obligations under this Agreement without the prior written consent of the other parties; provided, however, that Miller Tabak may assign its rights and obligations hereunder to an affiliate of Miller Tabak without obtaining the Company's consent.

14.Adjustments for Stock Splits. The parties acknowledge and agree that all share-related numbers contained in this Agreement shall be adjusted to take into account any split, dividend or similar event effected with respect to the Shares.

15.Entire Agreement; Amendment; Severability. This Agreement (including all schedules and exhibits attached hereto and Placement Notices issued pursuant hereto) constitutes the entire agreement and supersedes all other prior and contemporaneous agreements and undertakings, both written and oral, among the parties hereto with regard to the subject matter hereof. Neither this Agreement nor any term hereof may be amended except pursuant to a written instrument executed by the Company and Miller Tabak. In the event that any one or more of the provisions contained herein, or the application thereof in any circumstance, is held invalid, illegal or unenforceable as written by a court of competent jurisdiction, then such provision shall be given full force and effect to the fullest possible extent that it is valid, legal and enforceable, and the remainder of the terms and provisions herein shall be construed as if such invalid, illegal or unenforceable term or provision was not contained herein, but only to the extent that giving effect to such provision and the remainder of the terms and provisions hereof shall be in accordance with the intent of the parties as reflected in this Agreement.

16.Applicable Law; Consent to Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of New York without regard to the principles of conflicts of laws. Each party hereby irrevocably submits to the non-exclusive jurisdiction of the state and federal courts sitting in the City of New York, borough of Manhattan, for the adjudication of any dispute hereunder or in connection with any transaction contemplated hereby, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof (certified or registered mail, return receipt requested) to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law.

17.Waiver of Jury Trial. The Company and Miller Tabak each hereby irrevocably waives any right it may have to a trial by jury in respect of any claim based upon or arising out of this Agreement or any transaction contemplated hereby.

18.Absence of Fiduciary Relationship. The Company acknowledges and agrees that:

(a)Miller Tabak has been retained solely to act as sales agent in connection with the sale of the Shares and that no fiduciary, advisory or agency relationship between the Company, on the one hand, and Miller Tabak, on the other hand, has been created in respect of any of the transactions contemplated by this Agreement, irrespective of whether Miller Tabak has advised or is advising the Company on other matters;

(b)the Company is capable of evaluating and understanding and understands and accepts the terms, risks and conditions of the transactions contemplated by this Agreement;

(c)the Company has been advised that Miller Tabak and its affiliates are engaged in a broad range of transactions which may involve interests that differ from those of the Company and that Miller Tabak has no obligation to disclose such interests and transactions to the Company by virtue of any fiduciary, advisory or agency relationship; and

(d)the Company waives, to the fullest extent permitted by law, any claims it may have against Miller Tabak, for breach of fiduciary duty or alleged breach of fiduciary duty arising out of the transactions contemplated by this Agreement and agrees that Miller Tabak shall have no liability (whether direct or indirect) to the Company in respect of such a fiduciary claim or to any person asserting a fiduciary duty claim on behalf of or in right of the Company, including stockholders, partners, employees or creditors of the Company.

19.Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery of an executed Agreement by one party to the other may be made by facsimile transmission.

[Remainder of Page Intentionally Blank]

If the foregoing correctly sets forth the understanding between the Company and Miller Tabak, please so indicate in the space provided below for that purpose, whereupon this letter shall constitute a binding agreement between the Company and Miller Tabak.

Very truly yours,

CHENIERE ENERGY, INC.

By:	/s/ Meg A. Gentle
Name:	Meg A. Gentle
Title:	Senior Vice President and
Chief Financial Officer

ACCEPTED as of the date
first-above written:

MILLER TABAK + CO., LLC

By:	/s/ Joseph W. Gabor
Name:	Joseph W. Gabor
Title:	Head of Equity Capital Markets

SCHEDULE 1

FORM OF PLACEMENT NOTICE

From:         [            ]
Cc:         [            ]
To:         [            ]
Date:        [_________________]
Subject:     Cheniere Energy, Inc. Placement Notice
Gentlemen:
Pursuant to the terms and subject to the conditions contained in the Strategic Equity OfferingSM Sales Agreement among CHENIERE ENERGY, Inc. (the “Company”) and Miller Tabak + Co., LLC (“Miller Tabak”), dated September 22, 2011 (the “Agreement”), I hereby request on behalf of the Company that Miller Tabak sell up to [ ] shares of the Company's common stock, at a minimum market price of $[ ] per share during [insert applicable period].

Schedule 1

SCHEDULE 2

MILLER TABAK + CO., LLC
Joseph Gabor
Jeffrey Hutt

CHENIERE ENERGY, INC.
Charif Souki
Meg Gentle
Katie Pipkin

Schedule 2

SCHEDULE 3

Compensation
Miller Tabak + Co., LLC shall be paid compensation based upon a percentage of gross proceeds from the sales of Shares pursuant to the terms of this Agreement as follows:

•	Three percent (3%) on all gross proceeds up to $80,000,000; and

•	Two percent (2%) on all gross proceeds exceeding $80,000,000

Schedule 3

Exhibit 7(m)

OFFICER CERTIFICATE
The undersigned, the duly qualified and elected             , of CHENIERE ENERGY, INC. (“Company”), a Delaware corporation, does hereby certify in such capacity and on behalf of the Company, pursuant to Section 7(m) of the Strategic Equity OfferingSM Sales Agreement, dated September 22, 2011 (the “Sales Agreement”), among the Company and MILLER TABAK + CO., LLC, that to the knowledge of the undersigned:
(i)    The representations and warranties of the Company in Section 6 of the Sales Agreement (A) to the extent such representations and warranties are subject to qualifications and exceptions contained therein relating to materiality or Material Adverse Effect, are true and correct on and as of the date hereof with the same force and effect as if expressly made on and as of the date hereof, except for those representations and warranties that speak solely as of a specific date and which were true and correct as of such date, and (B) to the extent such representations and warranties are not subject to any qualifications or exceptions, are true and correct in all material respects as of the date hereof as if made on and as of the date hereof with the same force and effect as if expressly made on and as of the date hereof except for those representations and warranties that speak solely as of a specific date and which were true and correct as of such date; and
(ii)    The Company has complied with all agreements and satisfied all conditions to be performed or satisfied on its part pursuant to the Sales Agreement at or prior to the date hereof.

By:
Name:
Title:

Date:

Exhibit 7(m)

Exhibit 7(n)

MATTERS TO BE COVERED BY INITIAL OPINION OF ANDREWS KURTH
The Company shall have requested and caused Andrews Kurth LLP, counsel for the Company and its Subsidiaries, to have furnished to Miller Tabak their opinion, dated each Representation Date and addressed to Miller Tabak, to the effect that:

a)	Formation and Good Standing. The Company is validly existing as a corporation and in good standing under the laws of the State of Delaware.

b)
Power and Authority. The Company has the corporate power and corporate authority under the laws of the State of Delaware to (i) execute and deliver, and incur and perform all of its obligations under, this Agreement and (ii) carry on its business and own its properties as described in the Registration Statement and the Prospectus.

c)	Due Authorization of the Agreement. This Agreement has been duly authorized, executed and delivered by the Company.

d)	Capital Stock. The authorized capital stock of the Company conforms as to legal matters to the description thereof contained in the Prospectus under the heading “Description of Capital Stock”.

e)	Due Authorization of Shares. The issuance and sale of the Shares have been duly authorized by all necessary corporate action of the Company.

f)
No Preemptive Rights. The holders of outstanding shares of capital stock of the Company are not entitled to any preemptive rights under the Company's Certificate of Incorporation, the Company Bylaws, the General Corporation Law of the State of Delaware (“DGCL”) or any Operative Agreement to subscribe for the Shares.

g)
No Registration Rights. Except as disclosed in the Registration Statement or the Prospectus, no person or entity has the right, which has not been waived, under any Operative Agreements to require the registration under the Securities Act of any sale of securities issued by the Company, by reason of the filing or effectiveness of the Registration Statement.

h)	Valid Issuance of Shares. When delivered to and paid for in accordance with the terms of this Agreement, the Shares will be validly issued, fully paid and nonassessable.

i)
No Violation. None of (i) the execution and delivery by the Company of this Agreement and (ii) the consummation by the Company of the issuance and sale of the Shares pursuant to this Agreement (A) constituted, constitutes or will constitute a violation of the Company Certificate of Incorporation or the Company Bylaws, (B) constituted, constitutes or will constitute a breach or violation of, or a default (or an event which, with notice or lapse of

Exhibit 7(n)

time or both, would constitute such a default), under any Operative Agreement, or the creation of any Lien under any of the Company Certificate of Incorporation, the Company Bylaws or Operative Agreements, (C) resulted, results or will result in the creation of any security interest in, or lien upon, any of the property or assets of the Company pursuant to any Operative Agreement or (D) resulted, results or will result in any violation of, or the creation of any lien under, (i) applicable laws of the State of New York, (ii) applicable laws of the State of Texas, (iii) applicable laws of the United States of America, or (iv) the DGCL.

j)
No Consents. No Governmental Approval or Filing, which has not been obtained or made and is not in full force and effect, is required to authorize, or is required for, the execution and delivery by the Company of this Agreement or the consummation of the issuance and sale of the Shares pursuant to this Agreement. As used in this paragraph, “Governmental Approval or Filing” means any consent, approval, license, authorization or validation of, or filing, recording or registration with, any executive, legislative, judicial, administrative or regulatory body of the State of Texas or the United States of America, pursuant to (i) applicable laws of the State of New York, (ii) applicable laws of the State of Texas, (iii) applicable laws of the United States of America or (iv) the DGCL.

k)
Description and Summaries. The statements under the captions “Description of Capital Stock” in the Prospectus and “Certain United States Federal Income Tax Consequences to Non‑U.S. Holders” in the Prospectus Supplement insofar as such statements purport to summarize certain provisions of documents and legal matters referred to therein and reviewed by us as described above, fairly summarize such provisions and legal matters in all material respects, subject to the qualifications and assumptions stated therein.

l)
Investment Company. The Company is not, and immediately after giving effect to the issuance and sale of the Shares and the application of proceeds therefrom as described in the Prospectus, will not be, an “investment company” within the meaning of said term as used in the Investment Company Act of 1940, as amended.

m)	Filings under Rule 424(b). Any required filing of the Prospectus pursuant to Rule 424(b) has been made in the manner and within the time period required by such Rule.

In addition, such counsel shall state that they have participated in conferences with officers and other representatives of the Company, the independent registered public accounting firm for the Company, Miller Tabak's counsel and representatives, at which the contents of the Registration Statement and the Prospectus (included the documents incorporated therein) and related matters were discussed and, although we have not independently verified and are not passing upon, and do not assume any responsibility for, the accuracy, completeness or fairness of the statements contained or incorporated by reference in the Registration Statement and the Prospectus (except as and to the extent expressly set forth in the opinion), on the basis of the foregoing (relying with respect to factual matters to the extent we deem appropriate upon statements by officers and other representatives of the Company), (a) such counsel confirms to Miller Tabak that, in such counsel's opinion, each of the Registration Statement, as of its most recent effective date, and the Prospectus, as of its date, appeared on its face to be appropriately responsive in all material respects to the

Exhibit 7(n)

requirements of the Securities Act and the Rules and Regulations (except that such counsel expresses no statement or belief as to Regulation S-T), (b) such counsel has not become aware of any documents that are required to be filed as exhibits to the Registration Statement or any documents incorporated therein and are not so filed or of any documents that are required to be summarized in the Prospectus or any documents incorporated therein and are not so summarized and (c) furthermore, no facts have come to such counsel's attention that have led us to believe that (i) the Registration Statement, at the time it became effective, insofar as relating to the offering of the Shares, contained an untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein not misleading or (ii) the Prospectus (including the documents incorporated therein), as of its date and as of the date hereof, insofar as relating to the offering of the Shares, contained or contains an untrue statement of a material fact or omitted or omits to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, it being understood that such counsel expresses no opinion, statement or belief in the opinion with respect to (i) the financial statements and related schedules, including the notes and schedules thereto and the auditor's report thereon, (ii) any other financial, statistical or accounting data, included or incorporated or deemed incorporated by reference in, or excluded from, the Registration Statement or the Prospectus and (iii) representations and warranties and other statements of fact included in the exhibits to the Registration Statement or the documents incorporated therein.
In addition, such counsel shall state that the Registration Statement was declared effective under the Securities Act on May 5, 2010 and that is has been advised orally by the SEC that no stop order suspending the effectiveness of the Registration Statement has been issued, and to such counsel's knowledge, based solely upon such oral communication with the SEC, no proceeding for that purpose has been instituted or is pending or threatened by the SEC.

Exhibit 7(n)